MGP INGREDIENTS REPORTS STRONG THIRD QUARTER 2015 RESULTS
Operating Income grows 75%
ATCHISON, Kan., November 5, 2015 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the third quarter period ended September 30, 2015.
Third quarter 2015 highlights (vs. third quarter 2014)

•	Net sales increased by $2.8 million or 3.6%.

•	Gross profit increased by $4.6 million to $11.9 million.

•	Gross margin improved 5.4 percentage points to 14.8%.

•	Operating income increased by $2.7 million to $6.4 million.

•	ICP joint venture contributed $1.6 million to pretax income, consistent with $1.6 million a year ago.

•	Net income increased 8.7% to $6.8 million.

•	Earnings per share increased by 11.8% to $.38, more than offsetting the impact of increased tax obligations and the absence of a favorable insurance recovery that occurred in the 2014 third quarter.

For the first nine months of 2015, net sales increased by 3.8% to $246.1 million. Gross profit improved by $20.4 million, to 17.4% of net sales. Operating income was $22.8 million, compared to $8.4 million in the same period a year ago. Net income grew by $3.6 million to $19.7 million, with earnings per share reaching $1.10.
“We are enjoying strong demand for our products, driven by long term macro consumer trends,” said Gus Griffin, president and CEO of MGP. “The aggressive implementation of our strategic plan has effectively positioned MGP to realize maximum benefit from these trends.  Our third quarter and year-to-date results reflect the solid traction we are realizing from our strategy.”

Distillery Products Segment - Gross Profit Rises 80%
For the quarter, net sales for the Distillery Products segment increased 4.7% to $66.7 million. Gross profit rose to $10.4 million, or 15.5% of net sales, compared with $5.8 million, or 9.0% of net sales in the third quarter of 2014. The primary driver of the improvement in gross profit was improved product mix, as net sales of food grade alcohol, which includes beverage alcohol, grew 6.1%.
“Our strong reputation for quality and innovation, combined with our production capacity, make MGP uniquely positioned to benefit from the continual growth of the whiskey category and the premiumization of the beverage alcohol industry,” noted Griffin.
Ingredient Solutions - Continued Improvement in Product Mix
For the quarter, net sales for the Ingredient Solutions segment decreased 1.4% to $13.6 million. Gross profit decreased to $1.5 million, or 10.9% of net sales, compared with $1.6 million, or 11.3% of net sales in the third quarter of 2014.

Griffin added, "While segment results were down slightly for the quarter, we were pleased by both the growth in specialty starch net sales, which increased 5.4% over the 2014 quarter, and improved mix, as specialty products accounted for 85.9% of total segment net sales. We remain very confident in the long term growth potential of our ingredient solutions segment.”
Other
Corporate selling, general and administrative expenses were $5.5 million for the third quarter of 2015 compared to $5.0 million in the comparable 2014 period, primarily due to an increase in professional fees and personnel costs.
For the quarter, MGP received joint venture equity method investment earnings of $1.6 million from its ICP joint venture, which produces high quality food grade alcohol, chemical intermediates and fuel. This result was consistent with the 2014 third quarter.

Conclusion
“We are making great progress in the implementation of our strategic plan," said Griffin. “We continue to strengthen our leadership, making outstanding additions to both our board and executive team this quarter.  Our initial brand offering, Metze’s Select, a limited edition Indiana Straight Bourbon Whiskey, has been very well received, demonstrating our ability to capture a larger share of the value chain.  Our recently announced $16 million investment to significantly increase our whiskey barrel-aging capacity at our Lawrenceburg facility and our $10 million year-to-date increase in barreled whiskey inventory are further examples of our commitment to invest for growth.”
About MGP Ingredients, Inc.
MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information.  All statements, other than statements of historical facts, included in this Quarterly Report on Form 10-Q regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements.  In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana facility, or at the Illinois Corn Processing, LLC ("ICP") facility,  (ii) the availability and cost of grain, flour, and barrels, and fluctuations in energy costs, (iii) the effectiveness of our corn purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our five-year strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) the positive or adverse impact to our earnings as a result of the high volatility in our equity method investment's, ICP's, operating results, (ix) ICP's access to capital, (x) our limited influence over the ICP joint venture operating decisions, strategies or financial decisions (including investments, capital spending and distributions), (xi) our ability to source product from the ICP joint venture or unaffiliated third parties, (xii) our ability to maintain compliance with all applicable loan agreement covenants, (xiii) our ability to realize operating efficiencies, (xiv) actions of governments, (xv) consumer tastes and preferences, and (xvi) the volatility in our earnings resulting from the timing differences between a business interruption and a potential insurance recovery.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by Item 1A. Risk Factors of the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2015 and September 30, 2015.
For More Information
Investors & Analysts:
Bob Burton
616-233-0500 or Investor.Relations@mgpingredients.com

Media:
Shanae Randolph, Corporate Director of Communications
913-367-1480 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.
RESULTS OF OPERATIONS
FOR THE QUARTER AND YEAR TO DATE ENDED SEPTEMBER 30, 2015

Quarter Ended
Net income for the quarter ended September 30, 2014	$6,228
Improved by:
Increased gross profit from distillery products segment	4,618
Other	85

Reduced by:
Increase in income tax expense	(2,211)
Decreased insurance recoveries	(1,293)
Increased selling, general, and administrative expenses	(530)
Decreased gross profit from ingredient solutions segment(a)	(67)
Decreased earnings from equity method investments	(59)
Net income for the quarter ended September 30, 2015	$6,771

Year to Date Ended
Net income for the year to date period ended September 30, 2014	$16,112
Improved by:
Increased gross profit from distillery products segment	17,378
Increased gross profit from ingredient solutions segment	2,980
Decreased interest expense	241
Other	—

Reduced by:
Increased income tax expense	(9,702)
Increased selling, general, and administrative expenses	(4,797)
Decreased earnings from equity method investments	(1,277)
Decreased insurance recoveries	(1,223)
Net income for the year to date period ended September 30, 2015	$19,712

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Sales	$83,880	$83,966	$260,815	$254,451
Less: excise taxes	3,552	6,451	14,720	17,373
Net sales	80,328	77,515	246,095	237,078
Cost of sales	68,466	70,204	203,317	214,658
Gross profit	11,862	7,311	42,778	22,420
Selling, general and administrative expenses	5,497	4,967	20,002	15,205
Insurance recoveries	—	(1,293)	—	(1,223)
Income from operations	6,365	3,637	22,776	8,438
Interest expense, net	(114)	(199)	(374)	(615)
Equity method investment earnings	1,562	1,621	6,010	7,287
Income before income taxes	7,813	5,059	28,412	15,110
Provision (benefit) for income taxes	1,042	(1,169)	8,700	(1,002)
Net income	6,771	6,228	19,712	16,112
Other comprehensive income (loss), net of tax	(15)	(123)	243	202
Comprehensive income	$6,756	$6,105	$19,955	$16,314

Basic and diluted earnings per share(a)	$0.38	$0.34	$1.10	$0.89
Dividends and dividend equivalents per common share	$—	$—	$0.06	$0.05

(a)	Share information:	Quarter Ended		Year to Date Ended
		September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
	Basic weighted average common shares	17,154,303	17,334,330	17,315,890	17,286,258
	Incremental shares from potential dilutive securities	769	229	759	—
	Diluted weighted average common shares	17,155,072	17,334,559	17,316,649	17,286,258

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	September 30, 2015	December 31, 2014	(Dollars in thousands)	September 30, 2015	December 31, 2014
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$126	$5,641	Current maturities of long-term debt	$2,400	$2,613
Receivables	31,659	32,672	Accounts payable	20,775	16,076
Inventory	52,208	34,441	Accounts payable to affiliate, net	4,070	3,333
Prepaid expenses	2,239	1,179	Accrued expenses	10,348	8,010
Deferred income taxes	5,555	7,924	Income taxes payable	—	—
Refundable income taxes	707	388	Other current liabilities	—	716
Total Current Assets	92,494	82,245	Total Current Liabilities	37,593	30,748
			Other Liabilities:
Property and equipment	219,866	198,176	Long-term debt, less current maturities	6,512	7,670
Less accumulated depreciation and amortization	(143,315)	(134,295)	Credit facility	19,901	—
			Deferred credit	3,579	4,099
Net Property, Plant			Accrued retirement, health and life insurance benefits	4,193	4,420
and Equipment	76,551	63,881	Deferred income taxes	8,333	9,297
Equity method investments	18,427	12,373	Total Liabilities	80,111	56,234
Other noncurrent assets	1,923	2,100	Stockholders’ equity	109,284	104,365
TOTAL ASSETS	$189,395	$160,599	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$189,395	$160,599

Capital Structure
Net Investment in:			Financed By:
Working capital	$54,901	$51,497	Long-term debt(a)	$26,413	$7,670
Property, plant and equipment	76,551	63,881	Deferred liabilities	16,105	17,816
Other noncurrent assets	20,350	14,473	Stockholders’ equity	109,284	104,365
Total	$151,802	$129,851	Total	$151,802	$129,851

(a) Excludes short-term portion.  Short-term portion is included within working capital.